News Release 104	Liberty Star Uranium & Metals Corp.
August 3, 2011	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.LibertyStarUranium.com

Liberty Star Discovers Geochemical Anomalies Indicative of a Buried Porphyry Copper-Gold System at the Tombstone Caldera Porphyry Precious Metals Project in Southeastern Arizona

TUCSON, ARIZONA—(August 03)--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSR) is pleased to announce the detailed delimitation of a zoned series of geochemical metal anomalies over a large covered area which are interpreted to indicate a covered porphyry copper – gold-silver -moly mineral zone approximately  0.7 miles in diameter.

The geometry of the anomalous copper, gold, silver and potassium are just like the Lowell Guilbert porphyry copper model and are interpreted to indicate a buried porphyry copper system exhibiting a gold center, a copper and potassium halo surrounded by a very large gold-silver  and low temperature metal halo.    As limestone outcrops surround this covered area it is likely the anomalous geochem represents a limestone replacement mineral body.  A large airborne magnetic anomaly, of which our current geochem sampling covers only a small part, reinforces this conclusion.  A large but widely spaced biogeochemical anomaly around this recent detailed geochemical target suggests it is part of a very large system of mineralized porphyry copper occurrence with gold and silver present. This previously unknown mineralized system lies within the Company’s area of interest in the historic Tombstone Mining District.  The discovery came about during the analysis of Liberty Star’s lands by both SRK Geologic Consultants and the Liberty Star team, headed by CEO/Chief Geologist James A. Briscoe.

Multi element anomalies include copper, molybdenum (moly), gold, silver, lead, zinc and potassium, and other low temperature metals.  These anomalies were determined through the analysis of vegetation samples conceived and developed by geochemist Dr. Herbert Hawkes over the copper mines south of Tucson in the 1950s and ‘60s.  Jim Briscoe and geochemist Shea Clark Smith along with Dr. John Guilbert refined the process at Silver Bell AZ in the mid-1990s, as well as at the Big Chunk Caldera AK in 2004 and 2005 where significant discoveries were made.

Additional geochemical samples are being collected over the geologic, geochemical and geophysical anomalies along more closely spaced grid lines.  It is anticipated that a ZTEM Survey will be mounted in due course.

Comments CEO/Chief Geologist Briscoe; “This geochemical discovery falls squarely within the theoretical framework of the Porphyry Copper Model laid out by Liberty Star Board Director Dr. John Guilbert [in The Geology of Ore Deposits].  Of course drilling will be ultimately required to determine the character and grade of the covered mineralization giving rise to anomalous metal values at the surface.”

“James A. Briscoe” James A. Briscoe,
President/Director
Liberty Star Uranium & Metals Corp.

Safe Harbor Statement:

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that we have delineated a high priority target of potentially large size; that a porphyry copper – gold-silver -moly mineral zone is inferred; that there is indication of a buried porphyry copper system exhibiting a gold center, a copper and potassium halo surrounded by a very large gold-silver area; mining projected for this target would be underground and could produce copper, moly, gold, silver, lead, zinc and potentially other by product metals; and  that a ZTEM Survey will be mounted in due course  .  Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners for their incurring of exploration costs, we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.
Read about Liberty Star’s Tombstone Porphyry-Precious Metals Project: http://www.libertystaruranium.com/www/projects/tombstone-project

Contact:
Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520) 425-1433
(520) 731-8786
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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Liberty Star Uranium & Metals Corp. http://www.LibertyStarUranium.com